Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is entered into effective as of November 21, 2011, by and between William J. Toppeta (herein referred to as “you” or “your”) and MetLife, Inc., a Delaware corporation, on the following terms and conditions:

In order to effectively provide for your continued services, including a smooth and orderly transition on all your matters, your employment with MetLife Group, Inc. will continue on an at-will basis on the following terms.

I. Duration of the Assignment

The duration of the work assignment contemplated by this Agreement shall be November 21, 2011 through the earlier of (a) May 31, 2012; (b) your resignation from employment, (c) your incapacity to perform your job duties due to mental or physical impairment for a period during the Assignment of at least thirty (30) total calendar days; (c) the involuntary termination of your employment by MetLife Group, Inc. for any reason, or (d) your death (the “Assignment”).

II. Responsibilities, Offices and Titles

During the Assignment, you will perform the services and duties determined by the Chief Executive Officer of MetLife, Inc. (the “CEO”) or his designee. The services you may be asked to perform may include, but will not necessarily be limited to, acting as mentor and consultant to the Presidents of Europe, Middle East, and Africa (“EMEA”) and Asia to ensure a smooth transition of responsibilities to them, working with the Government and Industry Relations Department, and serving as MetLife’s ambassador in EMEA and Asia to external constituencies on major regulatory and legislative issues that may impact the business of MetLife, Inc. or any of its affiliates (together, “MetLife”). You will have the title of Vice Chairman, EMEA/Asia, of MetLife, Inc. and any other titles with MetLife as from time to time have been or will be determined under the by-laws or other governing documents of such entities. MetLife will comply with the terms of its by-laws indemnifying you for acts or omissions during your service as an officer regardless of whether claims are made during your service as an officer or thereafter.

III. Remuneration

During the Assignment, your annual base salary will continue at a rate of $650,000 (Six Hundred Fifty Thousand Dollars), less applicable withholding for taxes and other required items. While you remain an employee of MetLife Group, Inc., you will be eligible for employee benefits subject to the terms of the applicable MetLife employee benefit plans.

Assuming that you remain employed through February 28, 2012, you will be eligible to receive long-term stock-based incentive awards for 2011 performance at the discretion of the MetLife, Inc. Compensation Committee (the “Committee”). Assuming that you remain employed through March 15, 2012, you will be eligible to receive an annual cash incentive award for 2011 performance at the discretion of the Committee. Assuming also that you have met or exceeded the CEO’s performance expectations, and MetLife, Inc. management determines that all aspects of MetLife, Inc.’s financial performance are at least at the level called for by MetLife, Inc.’ s 2011 business plan, MetLife, Inc. management will recommend to the Committee that you be paid an annual cash incentive award of $1,300,000 (One Million Three Hundred Thousand Dollars) and long-term stock-based awards with a compensation valuation of approximately $2,000,000 (Two Million Dollars) (less withholding for taxes and other required items) using the same compensation valuation methodology to determine the number of stock options and/or performance shares and/or restricted stock units (or other form of award) as is used for MetLife, Inc. executives’ awards for 2011 performance generally.

Assuming that you remain employed through May 31, 2012, you will be eligible to receive an additional cash incentive payment at the discretion of the Committee. Assuming also that you have met or exceeded the CEO’s performance expectations with respect to the responsibilities described in Section II of this Agreement, MetLife, Inc. management will recommend to the Committee that you be paid on May 31, 2012 or as soon thereafter as administratively practical a cash incentive award of $1,650,000 (One Million Six Hundred Fifty Thousand Dollars), less withholding for taxes and other required items.

IV. Terms Applicable Upon the End of the Assignment

Your employment with MetLife Group, Inc. will end at the conclusion of the Assignment. To the extent you are a member of the Executive Group, an officer or director of MetLife, a trustee or fiduciary of any trust or benefit plan associated with MetLife, or a representative of MetLife on any committees or other associations at the end of the Assignment for any reason, your resignation from each such position will be immediately effective at that time. You agree to execute any additional, more specific resignation document MetLife may request.

You agree that, upon the end of the Assignment for any reason, you will deliver to your MetLife manager (or other person designated by MetLife to receive these items) all MetLife property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of MetLife, interaction by or among employees, customers, vendors, or other associates of MetLife, or your job duties, responsibilities, assignments, or actions on behalf of or in furtherance of the interests of MetLife, that are in your custody, possession, or control (“Company Material”). Company Material does not include documents you received from an authorized representative of MetLife solely regarding your employment relationship with MetLife (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by you or on your behalf from MetLife, or securities of MetLife held by you, or other documents you are entitled by law to retain. You agree to conduct a diligent search for all Company Material promptly after your date of discontinuance. You represent that after delivering to your manager a copy of any Company Material stored electronically on any of your personal hard drives or other non-portable electronic storage devices that you destroyed such Company Material stored on such devices, and that you have not knowingly retained any Company Material in any form. You agree that if you discover or receive any Company Material you will return such Company Material to your former MetLife manager (or other person designated by MetLife to receive these items, or if either person is no longer employed by MetLife, to the MetLife Human Resources Services Center, 500 Schoolhouse Road, Johnstown, PA 15904) within 48 hours of such discovery.

If the Assignment ends due to your continued service through May 31, 2012, or due to your incapacity to perform your job duties due to mental or physical impairment for a period during the Assignment of at least thirty (30) total calendar days, or due to the involuntary termination of your employment by MetLife for any reason other than your poor performance, violation of law, violation of duties to MetLife, violation of MetLife policy, or other wrongful conduct on your part, the terms of Schedule A shall be incorporated into this Agreement and MetLife will pay you severance pay of $812,500 (Eight Hundred Twelve Thousand Five Hundred Dollars). MetLife will make this payment six (6) months after the end of your employment (or on the next available payroll date following that period). If your “separation from service” as defined under U.S. Internal Revenue Code Section 409A is different from the end of your employment, your “separation from service,” rather than the end of your employment, will be used to determine the date by which payment will be made.

V. Compensation Committee Approval

The Committee has approved the terms of this Agreement, which is a condition to its taking effect.

VI. Miscellaneous

You agree to cooperate with MetLife or its counsel to provide information and/or testimony in connection with any investigations, administrative proceedings or litigations in which MetLife is a party or has an interest. If requested, you agree to meet with a MetLife representative and/or MetLife’s counsel to truthfully and fully provide all knowledge and information you have pertaining to the subject matter of any such proceeding. In the event you are served with a subpoena or a request by a governmental agency or self-regulatory organization calling for the disclosure of any information concerning MetLife, you agree to give MetLife ten (10) days written notice in advance of disclosing any information concerning MetLife by mailing to MetLife’s Law Department located at 1095 Avenue of the Americas, New York, NY 10036, Att. Office of the General Counsel, a copy of any such legal demand for such information (or, if you are required to disclose the Agreement or any information concerning MetLife in less than ten (10) days, by overnight delivery to be delivered to the same address in advance of disclosing the Agreement or any information concerning MetLife).

You acknowledge that, as of the date you execute this Agreement, MetLife has paid you all the salary and wages it owes you (including any incentive compensation), that you have been provided with any and all leaves of absences (including those under the Family and Medical Leave Act or other law) that you have requested or to which you were entitled, and that you had the opportunity prior to signing the Agreement to raise to MetLife any concerns or complaints about these or any other matters regarding your employment and have done so.

This Agreement includes all of the terms of your employment during the Assignment, and no other agreements, promises, or statements, oral or written, will survive or apply. Your Agreement to Protect Corporate Property and any written award agreements under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan, will remain in effect. The terms of this letter will be governed by New York law without regard to choice of law principles. In the event that any of the terms of this letter are held invalid or unenforceable, the rest of the terms of this letter will remain valid and enforceable. This letter can not be amended except by a written document signed by you and an officer of MetLife, Inc.

You acknowledge that MetLife has advised you in writing that you have twenty-one (21) days in which to review the Agreement and fully consider its terms prior to signing it and that you should consult with legal counsel prior to signing the Agreement. You fully understand the significance of all of the terms and conditions of the Agreement. You are signing the Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein. You may accept the Agreement by fully executing it and returning it to Frans Hijkoop, Executive Vice President and Chief Human Resources Officer, 1095 Avenue of the Americas, New York, NY 10036-1538 within twenty-one (21) days after the date you receive it. After you have executed the Agreement, you will have seven (7) days to revoke the Agreement, which you may do in writing either by e-mail to Frans Hijkoop at FHijkoop@MetLife.com, received by MetLife within seven (7) days following the date on which you executed the Agreement. The Agreement will become effective on the later of (i) the eighth (8th) day following your execution of the Agreement, provided you have not revoked it by that time, or (ii) the date of Committee approval contemplated by this Agreement (the “Effective Date”). In the event that you do not accept the Agreement as set forth above, or in the event that you revoke the Agreement within seven (7) days following the date you execute it or that the Compensation Committee does not approve the Agreement, them the Agreement, including but not limited to the obligation of MetLife to make any payment or provide any benefit under the Agreement, shall automatically be null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement the 12th day of December, 2011

MetLife, Inc.

/s/ Frans Hijkoop		/s/ William J. Toppeta
By:	FRANS HIJKOOP	WILLIAM J. TOPPETA
Executive Vice President and Chief Human Resources Officer

Schedule A to Agreement

The Agreement to which this is Schedule A (including this Schedule A, the “Agreement”), effective November 21, 2011, sets forth the entire agreement and understanding which has been reached relative to the continuation and, under certain circumstances, the cessation of your (William J. Toppeta) employment with MetLife Group, Inc. (“MetLife”). It is fully agreed and understood as follows:

1. As a material inducement to MetLife to enter into the Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge MetLife, its parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefit plans or funds and the fiduciaries thereof, successors, and assigns of each (collectively, “the Company”) from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys’ fees, or rights of any and every kind or nature which you ever had, now have or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date you execute the Agreement including, but not limited to, (i) any claim arising out of or related to your employment by the Company or the discontinuance thereof, (ii) any claim of employment discrimination, harassment or retaliation under, or any alleged violation of, any federal, state, or local fair employment practice or benefits law, rule, regulation, executive order, or ordinance, including but not limited to the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, and (iv) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including but not limited to the MetLife Annual Variable Incentive Plan, and, except as otherwise specifically stated in the Agreement, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, the MetLife, Inc. 2000 Stock Incentive Plan, and the Long Term Performance Compensation Plan. You acknowledge that, prior to your execution of the Agreement, you have been fully informed that your employment is being discontinued and that any and all claims arising from this discontinuance are included in this release. The Agreement does not affect any rights that you may have arising out of events that occur after you executed the Agreement or affect any benefits or rights that vested prior to your execution of the Agreement under employee benefit plans governed by ERISA. Your rights regarding any awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan will be governed by the terms of any written award agreement into which you entered under the applicable plan.

2. In consideration for the release set forth in Section 1 of this Schedule A and the other promises and terms contained in the Agreement, MetLife agrees to make the payment recited in Section IV of the Agreement. You acknowledge that the payments and services provided for in the Agreement exceed any sums to which you would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release you are giving the Company in the Agreement. Further, neither the Agreement nor the payment and benefits to be provided pursuant to this Section 2 in any way constitutes an admission on the part of the Company as to the violation of any law or any obligation to you.

3. You further agree, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) your employment with the Company or the cessation of your employment with MetLife, (ii) any claims that were raised or could have been raised in any action as of the date you executed the Agreement, or (iii) the facts underlying any such claims. You further agree, except for the provision of information to governmental agencies or self regulatory organizations, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will communicate in any way to any former, present, or future employees of the Company or to any person or corporation any information that relates to your employment with the Company or to any claims which could have been raised in any action in connection with the cessation of your employment with MetLife unless required by law to do so. Although you are not precluded from participating in an investigation or from filing a charge with the Equal Employment Opportunity Commission (EEOC) or other governmental agency relating to your employment or the termination thereof, you acknowledge that by executing the Agreement you waived all rights to recover any relief regarding any such claims arising out of events that occur on or before the time you executed the Agreement.

Notwithstanding the other terms of this Section, you may provide a prospective employer with information concerning your former title, salary, job responsibilities and qualifications.

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